UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2008

DEERFIELD CAPITAL CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-32551	20-2008622
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6250 North River Road, Rosemont, Illinois		60018
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(773) 380-1600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, in November 2008, Deerfield Capital Corp. (the "Company") implemented a headcount reduction as part of a cost-saving initiative. In connection with this cost-saving initiative, each of Robert C. Grien, the Company’s former president, and John K. Brinckerhoff, the Director of Portfolio Management of Deerfield Capital Management LLC, a wholly owned subsidiary of the Company ("DCM"), entered into a transition employment agreement with DCM. The material terms of each agreement are set forth below.

ROBERT C. GRIEN TRANSITION EMPLOYMENT AGREEMENT

Mr. Grien relinquished his title as President of the Company on November 6, 2008. In connection with Mr. Grien’s departure from the Company and DCM, Mr. Grien was given the ability to select one of three compensatory options set forth in a Transition Employment Agreement, dated December 23, 2008 and effective December 30, 2008 (the "Grien Transition Agreement"). As per Mr. Grien’s selection, Mr. Grien’s employment with DCM will terminate on January 13, 2009 or on such earlier date as Mr. Grien resigns.

Under the Grien Transition Agreement, Mr. Grien will work on such ongoing and transition matters as DCM may assign to him prior to his last day of employment on January 13, 2009. Mr. Grien will continue to receive his current base salary and benefits through the end of his employment subject to the terms of the Grien Transition Agreement.

In addition, Mr. Grien will receive a lump sum payment of $500,000 in accordance with the terms of the Grien Transition Agreement. Mr. Grien will also be paid approximately $22,300 for accrued but unused vacation. Each of these payments will be subject to all deductions required by law.

As a part of the Grien Transition Agreement, Mr. Grien will provide a general release to DCM for any claims he might have against DCM and its affiliates. In addition, Mr. Grien has agreed to execute a second release in the form of Exhibit A to the Grien Transition Agreement that will release DCM and its affiliates from all claims that may arise from December 23, 2008 through his final day of employment. In consideration of this release, Mr. Grien will receive an additional one week of salary at his current rate in accordance with DCM’s normal payroll policies.

The foregoing description of the Grien Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Grien Transition Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

JOHN K. BRINCKERHOFF TRANSITION EMPLOYMENT AGREEMENT

In connection with Mr. Brinckerhoff’s departure from DCM, Mr. Brinckerhoff was given the ability to select one of three compensatory options set forth in a Transition Employment Agreement, dated December 23, 2008 and effective December 30, 2008 (the "Brinckerhoff Transition Agreement"). As per Mr. Brinckerhoff’s selection, Mr. Brinckerhoff’s employment with DCM will terminate on April 18, 2009 or on such earlier date as Mr. Brinckerhoff resigns.

Under the Brinckerhoff Transition Agreement, Mr. Brinckerhoff will work on such ongoing and transition matters as DCM may assign to him prior to his last day of employment on April 18, 2009. Mr. Brinckerhoff will continue to receive his current base salary and benefits through the end of his employment subject to the terms of the Brinckerhoff Transition Agreement.

In addition, Mr. Brinckerhoff will receive a lump sum payment of $250,000 in accordance with the terms of the Brinckerhoff Transition Agreement. This payment will be subject to all deductions required by law.

As a part of the Brinckerhoff Transition Agreement, Mr. Brinckerhoff will provide a general release to DCM for any claims he might have against DCM and its affiliates. In addition, Mr. Brinckerhoff has agreed to execute a second release in the form of Exhibit A to the Brinckerhoff Transition Agreement that will release DCM and its affiliates from all claims that may arise from December 23, 2008 through his final day of employment. In consideration of this release, Mr. Brinckerhoff will receive an additional one week of salary at his current rate in accordance with DCM’s normal payroll policies.

The foregoing description of the Brinckerhoff Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Brinckerhoff Transition Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8 K:

10.1 Transition Employment Agreement, dated December 23, 2008, between Deerfield Capital Management LLC and Robert C. Grien.

10.2 Transition Employment Agreement, dated December 23, 2008, between Deerfield Capital Management LLC and John K. Brinckerhoff.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERFIELD CAPITAL CORP.

December 30, 2008	By:	/s/ Robert A. Contreras

Name: Robert A. Contreras
Title: Senior Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Transition Employment Agreement, dated December 23, 2008, between Deerfield Capital Management LLC and Robert C. Grien.
10.2	Transition Employment Agreement, dated December 23, 2008, between Deerfield Capital Management LLC and John K. Brinckerhoff.